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      +--------+
      | FORM 4 |                 U.S. SECURITIES AND EXCHANGE COMMISSION
      +--------+                         WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5         Filed pursuant to Section 16(a) of the Securities
    obligations may             Exchange Act of 1934, Section 17(a) of the
    continue.  See             Public Utility Holding Company Act of 1935 or
    Instruction 1(b).       Section 30(h) of the Investment Company Act of 1940

(Print or Type Responses)
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1.  Name and Address of Reporting Person*

        Wagner                      Claron                            D
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        (Last)                      (First)                        (Middle)

                            800 North Boulevard West
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                                    (Street)

       Leesburg                       FL                              34748
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        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol   FFLC Bancorp, Inc. (FFLC)
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

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4.  Statement for Month/Day/Year  February 26, 2003
                                 -----------------------------------------------

5.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

     X  Director    X Officer             ___ 10% Owner    ___ Other
    ---            ---
                        (give title below)                       (specify below)
    Vice Chairman of the Board
    ----------------------------------------------------------------------------

7.  Individual or Joint/Group Filing
    (Check Applicable Line)

     X  Form filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person

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                             TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title         2. Trans-   2A.       3. Trans-       4. Securities Acquired (A)        5. Amount of        6.Owner-     7. Nature
   of               action   Deemed       action          or Disposed of (D)                Securities         ship       of In-
   Security         Date     Execution    Code            (Instr. 3, 4 and 5)               Beneficially       Form:      direct
   (Instr. 3)       (mm/dd/  Date, if     (Instr. 8)                                        Owned              Direct     Bene-
                    yy)      any       -----------------------------------------------      Following          (D)or      ficial
                             (mm/dd/yy)                                                     Reported           Indirect   Owner-
                                          Code      V    Amount        (A) or    Price      Transaction(s)     (I)        ship
                                                                       (D)                  (Instr. 3 and 4)   (Instr. 4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock    02/26/2003                  G       V    900.000          D                 4,450.7743            I       By Trust
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Common Stock                                                                               17,000.0000            I       By IRA
                                                                                                                          Trust
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Common Stock                                                                                2,685.0000            I       By RRP
                                                                                                                          Trust
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Common Stock                                                                               20,708.5635            I       By Wife
                                                                                                                          as Trustee
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Common Stock                                                                                2,500.0000            I       By Wife's
                                                                                                                          IRA
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          (Over)
                                                                  SEC 1474(9-02)


FORM 4 (continued)

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                        TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                              (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative        2. Conver-          3. Trans-   3A. Deemed      4. Transac-          5. Number of Deriv-
    Security (Instr. 3)           sion or             action       Execution      tion Code            ative Securities
                                  Exercise            Date         Date, if       (Instr. 8)           Acquired (A) or
                                  Price of            (Month/      any                                 Disposed of (D)
                                  Deriv-              Day/         (Month/                             (Instr. 3, 4, and 5)
                                  ative               Year)        Day/
                                  Security                         Year)
                                                                               -----------------------------------------------
                                                                                Code     V             (A)          (D)

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Stock Option (right to buy)        $6.000
------------------------------------------------------------------------------------------------------------------------------

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-------------------------------------------------------------------------------------------------------------------------------
                    TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
-------------------------------------------------------------------------------------------------------------------------------
6. Date Exer-       7. Title and Amount of         8. Price       9. Number of       10. Owner-       11. Na-
cisable and            Underlying Securities          of             Deriv-              ship             ture
Expiration             (Instr. 3 and 4)               Deriv-         ative               Form             of In-
Date                                                  ative          Secur-              of De-           direct
(Month/Day/                                           Secur-         ities               rivative         Bene-
Year)                                                 ity            Bene-               Security:        ficial
                                                      (Instr.        ficially            Direct           Owner-
--------------------------------------------------    5)             Owned               (D) or           ship
Date         Expira-                   Amount or                     Following           Indirect (I)     (Instr.
Exer-        tion         Title        Number of                     Reported            (Instr. 4)       4)
cisable      Date                      Shares                        Transaction(s)
                                                                     (Instr. 4)
-------------------------------------------------------------------------------------------------------------------------------
1/04/1994   01/04/2014   Common Stock    13,138                        13,138               D
-------------------------------------------------------------------------------------------------------------------------------

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Explanation of Responses:




       /s/  George W. Murphy, Jr.               2/28/2003
       --------------------------------    --------------------
       **Signature of Reporting Person            Date

       By:   George W. Murphy, Jr., Power of Attorney
       For:  Claron D. Wagner

**  Intentional misstatements or ommissions of facts constitute
    Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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